Exhibit 10.3

2005 Management Incentive Compensation Plan

PLAN OBJECTIVES

The 2005 Management Incentive Compensation Plan – (the Plan) has been designed to enable eligible Applied Imaging Corp. (the Company) senior managers to participate in the financial success of the Company. This is based upon the belief that each has a critical role to play in helping the Company achieve its objectives.

Specifically, the Plan is designed to:

•	Provide an opportunity for senior managers to enhance their total cash compensation in a way that is clearly linked to the operating performance and financial success of the Company

•	Strengthen the culture of collective responsibility and accountability for overall business performance

•	Focus attention more broadly across the organization on profitability as well as revenues

•	Enable the company to attract and retain high quality management personnel through being able to offer positions with attractive earnings potential.

PARTICIPATION

Participation in the plan is confidential, recommended by the CEO and approved by the Board.

TARGET BONUSES

Each eligible employee will have a Target Bonus for 2005, expressed in US Dollars or Pounds Sterling, and established by multiplying the participant’s annual base salary on January 1, 2005 (or their hire date for those eligible employees hired between 1/1/05 and 6/30/05) by a target bonus percentage. Target bonus percentages are tiered across the company and reflect the level and the responsibilities of each participant.

Individuals hired on or before June 30, 2005 will be eligible for a pro-rated bonus target based upon the number of full months participation in the Plan.

PLAN STRUCTURE

The following diagram illustrates how the plan is structured:

*	Target to be established by the Board.

If the Company achieves its target Revenue and Pre-Tax Earnings goals, the Bonus Pool will fund by $0.4 million.

Payout to each eligible employee, assuming the Bonus Pool funds, will depend on achievement of individual performance objectives established as part of the normal performance appraisal and goal-setting process. If the company meets its financial targets and a participant meets all his or her agreed-to individual performance objectives, he or she should realize 100% of their Target Bonus.

PAYMENT OF AWARDS

Performance evaluations for the 2005 calendar year will be conducted mid January to mid February of 2006 and these will be used to determine payout entitlement. Bonuses will be paid to eligible Plan participants no later than the end of March 2006. Under normal circumstances, in order to be eligible for a bonus payout, participants must be active employees at the time of the payout. If, however, a participant is involuntarily terminated part way through the performance year, he or she will be entitled to a pro-rated payment provided he or she has been in the plan for more than 6 months. If a participant resigns, or is terminated for cause, prior to the March 2006 payout, no bonus award will be granted.

All payouts will be subject to any statutory or elective withholdings.

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PLAN ADMINISTRATION

The Compensation Committee, as directed by the Board of Directors, administers the Plan. The Board of Directors reserves the right within its sole discretion:

•	To amend, modify or cancel any provision of the Plan in whole or in part at any time without prior notice

•	To eliminate, reduce, modify, or withhold awards based upon such factors as changes in business conditions, functional, team or individual performance, or any other reason

•	To interpret the Plan and make decisions on all questions and issues arising, including eligibility. The Board of Directors’ decisions are final.

All Performance Evaluations and bonus recommendations will require approval by the participant’s manager and his or her manager’s manager (i.e. two levels of review), and are ultimately subject to approval by the CEO.

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